Exhibit 99.1
NEWS RELEASE

CONTACT:

Bob Lougee
800-611-8488
Bob.Lougee@spok.com

Goel Named Chief Operating Officer at Spok
SPRINGFIELD, Va. (October 1, 2014) - Spok Holdings, Inc. (NASDAQ: SPOK), a global leader in critical communications, today announced the appointment of Hemant Goel as Chief Operating Officer. The appointment is effective today. He will report to Colin Balmforth, president of Spok, Inc.
Goel joins Spok from Siemens Health Services, where he was Vice President, Clinical Solutions, with worldwide development responsibilities for the Company’s sizable Clinical IT solutions business. In this position, he successfully managed the organization’s operations, product portfolio, innovation and strategic growth, resulting in higher revenue, expanded market share, and improved customer retention. Goel also led a major software acquisition for the Company.
“We are delighted to welcome Hemant to Spok’s management team,” said Balmforth. “As a seasoned business executive with 27 years of global experience and proven success in healthcare information technology, he brings a comprehensive set of management, technical, and product development skills that we believe will greatly enhance the Company’s growth opportunities in key markets worldwide. In addition, with his extensive industry knowledge and thought-leadership abilities, we expect Hemant’s insights will help shape our overall business strategy as it continues to evolve over time.”
Before Siemens Health, Goel was Enterprise Vice President and General Manager, Radiology, Cardiology and Enterprise Imaging at Cerner Corporation, where he managed worldwide sales and development of this business unit. Previously, he was Senior Vice President, Business Development, Sales and Marketing at StorCOMM, Inc., and, prior to that, served in various management positions at IMNET Systems, Inc., First Data Corporation, and Unisys Corporation.
“Hemant has achieved an impressive record of success throughout his career,” Balmforth added. “We are confident he will continue to make a positive contribution in his new role at Spok.”

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Goel holds a Bachelor of Science degree in Mechanical Engineering from the Institute of Technology in Kanpur, India, and a Master of Business Administration degree from the McColl School of Business at Queens University in Charlotte, N.C. He will be based at the Company’s offices in Eden Prairie, Minn.
About Spok
Spok Holdings, Inc., headquartered in Springfield, Va., is proud to be a leader in critical communications for healthcare, government, public safety, and other industries. We deliver smart, reliable solutions to help protect the health, well-being, and safety of people around the globe. More than 125,000 organizations worldwide rely on Spok for workflow improvement, secure texting, paging services, contact center optimization, and public safety response. When communications matter, Spok delivers. Visit us at spok.com or find us on Twitter @Spoktweets.

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